Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Announces Appointment to the Board of Directors

BRANFORD, Conn. – January 26, 2007 – CuraGen Corporation (NASDAQ: CRGN) is pleased to announce the appointment of James Noble, M.A., C.F.A. to its Board of Directors. Mr. Noble has also been appointed by the Board of Directors to serve as a member on the Nominating and Governance Committee and the Audit Committee.

Mr. Noble’s appointment to CuraGen’s Board of Directors is effective as of January 24, 2007. Mr. Noble has extensive experience obtained from his years of service as both an executive and as a non-executive director at biotechnology companies and financial firms. Mr. Noble recently joined the board of GW Pharmaceuticals PLC and the supervisory board of MediGene AG, and prior to that was Chief Executive Officer of Avidex Ltd., in Oxford, UK. Mr. Noble is also non-executive director of Bionex Investments plc, and of Finsbury Worldwide Pharmaceutical Trust plc.

Previously, Mr. Noble has served as a non-executive director of Powderject Pharmaceuticals PLC, Oxford Glycosciences plc, Advanced Medical Solutions plc, Oxagen Limited, Adprotech Pharmaceuticals Inc., Anthra Pharmaceuticals Inc., PAA GmbH, Prolifix Limited, and Neurovex Limited. From 1990 to 1997, Mr. Noble served as the Chief Financial Officer of British Biotech plc, and prior to that spent seven years at Kleinwert Benson Limited becoming a director in 1990. Mr. Noble previously qualified as a Chartered Accountant with Price Waterhouse in 1983 after graduating from Oxford University in 1980.

“I am delighted to be appointed to CuraGen’s Board of Directors, and look forward to working with the company to help guide their promising oncology therapeutics through development and toward commercialization,” commented Mr. Noble.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company developing diverse approaches, including novel protein, antibody, and small molecule therapeutics, that aim to offer hope for patients with cancer, inflammatory diseases, and diabetes. CuraGen’s strategic alliances have resulted in a deep pipeline of potential therapeutics that is being developed by the Company’s experienced research and development teams. By leveraging the drug development strengths cultivated over the years, CuraGen expects to make a difference in the lives of patients by bringing forward promising therapeutics that address unmet medical needs. To further capitalize on CuraGen’s extensive research and development expertise, CuraGen founded a majority-owned subsidiary, 454 Life Sciences, which has developed and is commercializing advanced technologies for the sequencing of DNA. CuraGen is headquartered in Branford, Connecticut. For additional information please visit www.curagen.com.

Safe Harbor

This press release contains forward-looking statements that are subject to certain risks and uncertainties. These forward-looking statements include statements regarding the ability to help guide CuraGen’s promising oncology therapeutics through development and toward commercialization. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of CuraGen drug development program will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a biopharmaceutical company; government regulation; patent infringement claims against CuraGen’s products, processes and technologies; the ability to protect CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Annual and Quarterly Reports on Forms 10-K and 10-Q for a complete description of these risks. CuraGen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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